Exhibit 10.26

BKV CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of BKV Corporation (the “Company”) shall receive compensation as set forth in this Director Compensation Program (this “Program”). The compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board to each member of the Board who is not an employee of the Company (each, a “Non-Employee Director”). Each Non-Employee Director may waive all or a portion of the compensation described in this Program and such waiver may be subsequently rescinded in writing; provided, however, that following any rescindment, no compensation shall be paid in respect of the period during which such Non-Employee Directors’s compensation was waived. Each member of the Board who is also an employee of the Company shall not receive additional compensation for service as a member of the Board and shall not be eligible to participate in this Program.

This Program shall become effective on September 1, 2022 (the “Effective Date”) and will remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time, without advance notice, in its sole discretion.

1.            Cash Compensation.

a.            Board Member Annual Retainers. Each Non-Employee Director will receive an annual retainer of $75,000 (the “Director Retainer”). If a Non-Employee Director is also serving as the Chair of the Board as contemplated by the Company’s Certificate of Incorporation, such Non-Employee Director will receive an additional annual retainer of $62,500 (which, together with the Director Retainer would be an aggregate annual retainer of $137,500) as compensation for the additional responsibilities associated with serving as the Chair of the Board (together with the Director Retainer, the “Board Member Retainers”).

b.            Committee Member Annual Retainers. Each Non-Employee Director who serves in one of the following roles will be paid the additional cash retainer set forth below (together with the Board Member Retainers, the “Retainers”).

Committee Role	Amount
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Governance Committee	$15,000
Member of Audit Committee (other than the Chair)	$10,000
Member of Compensation Committee (other than the Chair)	$5,000
Member of Governance Committee Member (other than the Chair)	$5,000

c.            Payment of Retainers. The Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth (15th) day following the end of the calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, Chair of the Board or such other position set forth in Section 1b, for an entire calendar quarter, the Retainer paid to such Non-Employee Director will be prorated for the portion of the calendar quarter actually served as a Non-Employee Director, Chair of the Board, or such other position set forth in Section 1b.

2.            Equity Compensation.

a.            General. Non-Employee Directors will be granted awards of Restricted Stock Units (as defined in the Company’s 2022 Equity and Incentive Compensation Plan or any other applicable Company equity incentive plan then-maintained by the Company, in each case, which is approved, adopted and becomes effective after the date this Program becomes effective (the “Equity Plan”)) described below (each, a “Restricted Stock Unit Award”), subject to the approval, adoption and effectiveness of the Equity Plan. The Restricted Stock Unit Awards will be granted under and subject to the terms of the Equity Plan and award agreements in substantially the form approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all Restricted Stock Unit Awards under this Program are subject in all respects to the terms of the Equity Plan and the award agreement pursuant to which it was granted.

b.            Annual Awards. Non-Employee Directors who are re-elected to serve, or will continue to serve, as a Non-Employee Director immediately following any annual meeting of the Company’s stockholders will, subject to the approval, adoption and effectiveness of the Equity Plan, automatically be granted, on the date of the Company’s annual stockholder meeting, that number of Restricted Stock Units calculated by dividing (i)(y) $140,000 for Non-Employee Directors other than the Chair of the Board or (z) $202,500 for each Non-Employee Director who is the Chair of the Board, by (ii) the closing price of a share of the Company’s common stock as of the date of such annual meeting of the Company’s stockholders and rounding down to the nearest whole number (the “Annual RSUs”). The Annual RSUs will vest in accordance with and subject to the terms of the Equity Plan and the award agreement pursuant to which it was granted. If an Equity Plan is not effective as of an annual stockholder meeting occurring after the Effective Date, the dollar value that factors into the Annual RSUs that would have otherwise been granted at such annual meeting shall, instead, be considered part of the Retainers and shall be payable to the Non-Employee Directors together with the Retainers, as set forth in Section 1c.

3.            Expense Reimbursements. The Company will reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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